Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2007, accompanying the consolidated financial statements in the Annual Report on Form 10-K of Cheviot Financial Corp. for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cheviot Financial Corp. on Forms S-8, File Nos. 333-113919 and 333-125620.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
March 28, 2007